Exhibit 99.1

May 10, 2021	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas to Participate in American Gas Association Financial Forum

TULSA, Okla. – May 10, 2021 – ONE Gas, Inc. (NYSE: OGS) today announced it will participate in the American Gas Association Financial Forum, which will be held virtually on Wednesday and Thursday, May 19-20, 2021.

Pierce H. Norton II, president and chief executive officer, Caron Lawhorn, senior vice president and chief financial officer, Curtis Dinan, senior vice president and chief commercial officer, and Sid McAnnally, senior vice president and chief operating officer, will be conducting a series of virtual meetings with members of the investment community.

The materials utilized during the conference will be accessible on the ONE Gas website, www.onegas.com/investors/events-and-presentations on Wednesday, May 19, 2021, beginning at 8 a.m. Eastern Daylight Time (7 a.m. Central Daylight Time).

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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